Exhibit (h) (3)

HENNESSY FUNDS TRUST

FIFTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT, dated as of the last date on the signature block herein (this “Amendment”), to the Fund Administration Servicing Agreement, dated as of July 1, 2005, as amended November 6, 2006, February 5, 2009, February 28, 2014, and June 4, 2014 (the “Agreement”), is entered into by and between HENNESSY FUNDS TRUST, a Delaware statutory trust (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

RECITALS

WHEREAS, the Company and USBGFS are parties to the Agreement and desire to amend the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both the Company and USBGFS.

AGREEMENT

NOW, THEREFORE, the Company and USBGFS agree as follows:

1.	The existing Exhibit A of the Agreement is superseded and replaced with Amended Exhibit A attached to this Amendment.

2.	Effective October 1, 2018, the existing Exhibit B of the Agreement is superseded and replaced with Amended Exhibit B attached to this Amendment.

3.	The following Section 3 C. will be added to the Agreement:

C.
USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the preparation and filing of the monthly Form N-PORT.  In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 promulgated under the Investment Company Act of 1940 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the

Company), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties; for the avoidance of doubt, the Company is not exculpating Bloomberg, its affiliates or their respective suppliers from any liability or responsibility of any kind relating to USBGFS’s receipt or use of the N-PORT Data).  The Company further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

Except to the extent amended by this Amendment, the Agreement remains in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Company and USBGFS have each caused this Amendment to be executed by a duly authorized officer as of the date indicated below such officer’s signature.

HENNESSY FUNDS TRUST By: /s/ Daniel B. Steadman Name: Daniel B. Steadman Title: Executive Vice President Date: October 26, 2018	U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. BANK GLOBAL FUND SERVICES By: /s/ Anita M. Zagrodnik Name: Anita M. Zagrodnik Title: Senior VP Date: 10/24/18

Exhibit A

Amended Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Separate Series of Hennessy Funds Trust

Name of Series

Hennessy Cornerstone Growth Fund
Hennessy Focus Fund
Hennessy Cornerstone Mid Cap 30 Fund
Hennessy Cornerstone Large Growth Fund
Hennessy Cornerstone Value Fund

Hennessy Total Return Fund
Hennessy Equity and Income Fund
Hennessy Balanced Fund

Hennessy BP Energy Fund
Hennessy BP Midstream Fund
Hennessy Gas Utility Fund
Hennessy Japan Fund
Hennessy Japan Small Cap Fund
Hennessy Large Cap Financial Fund
Hennessy Small Cap Financial Fund
Hennessy Technology Fund

Exhibit A-1

Amended Exhibit B to the Fund Administration Servicing Agreement
Amended Exhibit B to the Fund Accounting Servicing Agreement
Amended Exhibit C to the Transfer Agent Servicing Agreement
Amended Exhibit D to the Custody Agreement

Combined Fund Administration, Fund Accounting, Transfer Agent, and
Custody Services Fee Schedule effective July 1, 20181

Annual fee schedule based upon the aggregate net assets of the Funds:

12 basis points on all net assets up to $2 billion
10 basis points on the next $2 billion of net assets
6 basis points on the next $2 billion of net assets
5 basis points on the next $1 billion of net assets
4 basis points on the next $3 billion of net assets
3 basis points on net assets greater than $10 billion
Minimum annual fee across all Funds: $37,500 per Fund multiplied by the number of Funds

SEC Modernization Fees:

$12,000 per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N‑PORT requirements.

$250 per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-CEN requirements.

Extraordinary services – quoted separately
Fees are billed monthly

Annual fee includes all Fund expenses, excluding extraordinary expenses, related to the agreements indicated above.

[1]
This Exhibit is a combined fee schedule that will cover all services provided by USBGFS to the Trust pursuant to the Fund Administration Servicing Agreement, the Fund Accounting Servicing Agreement, and the Transfer Agent Servicing Agreement, as well as the services provided by U.S. Bank National Association to the Trust pursuant to the Custody Agreement.

Exhibit B-1